NEWS RELEASE
s
102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

NEW YORK COMMUNITY BANCORP, INC. REPORTS RECORD SECOND QUARTER NET INCOME AVAILABLE TO COMMON STOCKHOLDERS AND SIGNIFICANT DOUBLE-DIGIT EARNINGS PER SHARE GROWTH

SECOND QUARTER 2023 DILUTED EPS OF $0.55 AND $0.47 DILUTED EPS, AS ADJUSTED, MORE THAN DOUBLE COMPARED TO FIRST QUARTER 2023

NET INTEREST MARGIN EXPANDED 61 BASIS POINTS SEQUENTIALLY, TOPPING 3.00%

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS WAS $405 MILLION AND A RECORD $345 MILLION
ON AN AS ADJUSTED BASIS

FUNDING COMPOSITION CONTINUES TO IMPROVE AS CORE DEPOSITS INCREASE AND WHOLESALE BORROWINGS
DECLINED $5 BILLION

CAPITAL RATIOS TREND HIGHER AND TANGIBLE BOOK VALUE PER SHARE INCREASED 4%

HIRED SIX PRIVATE BANKING TEAMS FORMERLY WITH FIRST REPUBLIC BANK

Second Quarter 2023 Summary

•EPS/Net Income:
–Second quarter 2023 diluted EPS on a GAAP basis of $0.55, includes a number of merger-related items, the largest of which was an additional $141 million bargain purchase gain related to the Signature Bank ("Signature") transaction.
–As adjusted, second quarter 2023 diluted EPS were $0.47 up 104% compared to $0.23 for first quarter 2023.
–Second quarter 2023 net income available to common stockholders was $405 million compared to $2.0 billion in first quarter 2023, which included an initial bargain purchase gain of $2.0 billion.
–As adjusted, second quarter 2023 net income available to common stockholders was $345 million, up 117% compared to $159 million in first quarter 2023.
–Second quarter 2023 pre-provision net revenue ("PPNR") was $541 million, compared to $2.2 billion in first quarter 2023.
–As adjusted, second quarter 2023 PPNR was $509 million compared to $263 million in the first quarter of 2023, up 94%.

•Net Interest Margin/Income:
–Second quarter 2023 net interest income ("NIM") improved to 3.21%, up 61 basis points compared to first quarter 2023.
–Net interest income during second quarter 2023 totaled $900 million, up 62% as compared to $555 million during the previous quarter of 2023, primarily due to a full quarter's benefit from the Signature transaction and higher average cash balances.

•Balance Sheet:
–Total deposits were $88.5 billion at June 30, 2023, up $3.7 billion or 4% compared to March 31, 2023, as growth in non-interest-bearing deposits offset declines in CDs and brokered deposits.
–Total assets of $118.8 billion at June 30, 2023 declined $4.9 billion compared to March 31, 2023, primarily due to a decline in cash balances, a portion of which was used to paydown wholesale borrowings. This was partially offset by growth in the loan portfolio.
–Total loans held for investment increased $731 million or 1% to $83.3 billion at June 30, 2023 compared to March 31, 2023, driven by growth in the commercial loan portfolio.
–Commercial and industrial loans (“C&I”) totaled $23.9 billion at June 30, 2023, up $504 million or 2% compared to March 31, 2023.
–Commercial loans represent 44% of total loans, unchanged compared to last quarter.
–Wholesale borrowings declined $5 million or 24% to $15.4 billion at June 30, 2023.

•Asset Quality:
–Non-performing assets ("NPAs") were $246 million at June 30, 2023 or 0.21% of total assets.
–Non-performing loans ("NPLs") were $233 million at June 30, 2023 or 0.28% of total loans.
–The allowance for credit losses totaled $594 million at June 30, 2023 or 255.40% of non-performing loans and 0.71% of total loans.
–Net recoveries were $1 million during second quarter 2023 compared to $7 million of net recoveries during second quarter 2022 and zero in the previous quarter.

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

Hicksville, N.Y., July 27, 2023 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today reported net income for the three months ended June 30, 2023 of $413 million compared to $2.0 billion for the three months ended March 31, 2023. Net income available to common stockholders for the three months ended June 30, 2023 was $405 million compared to $2.0 billion for the three months ended March 31, 2023. Diluted EPS totaled $0.55 for the three months ended June 30, 2023 compared to $2.87 for the three months ended March 31, 2023.

Second quarter 2023 net income and diluted EPS were impacted by a bargain purchase gain of $141 million arising from the Signature transaction. As adjusted for this item and other merger-related items related to both the Flagstar acquisition and the Signature transaction, net income for the three months ended June 30, 2023 totaled $353 million, up 111% compared to $167 million for the three months ended March 31, 2023. Likewise, net income available to common stockholders as adjusted, was $345 million for the three months ended June 30, 2023 compared to $159 million for the three months ended March 31, 2023, up 117%. As adjusted, diluted EPS for the three months ended June 30, 2023 was $0.47 compared to $0.23 for the three months ended March 31, 2023, up 104%.

For the six months ended June 30, 2023, the Company reported net income of $2.4 billion compared to $326 million for the six months ended June 30, 2022. Net income available to common stockholders for the six months ended June 30, 2023 were also $2.4 billion compared to $310 million for the six months ended June 30, 2022. Diluted EPS for the six months ended June 30, 2023 were $3.37 compared to $0.66 for the six months ended June 30, 2022.

Our six-month net income and diluted EPS include a bargain purchase gain of $2.1 billion arising from the Signature transaction. As adjusted for this item and for other merger-related items arising from both the Flagstar acquisition and the Signature transaction, net income for the six months ended June 30, 2023 was $519 million, up 55% compared to the six months ended June 30, 2022. Net income available to common stockholders, as adjusted, totaled $503 million for the six months ended June 30, 2023, up 58% compared to the six months ended June 30, 2022. Diluted EPS, as adjusted were $0.71 for the six months ended June 30, 2023 compared to $0.67 for the six months ended June 30, 2022.

CEO COMMENTARY
Commenting on the Company's operating results and performance, President and Chief Executive Officer, Thomas R. Cangemi said: “I am very pleased by our strong operating performance during the second quarter. This was the first full quarter with all three legacy banks combined under one umbrella. We believe that our results are only beginning to show the true underlying core earnings power of the combined organization.

“For the second quarter of the year, we reported diluted earnings per share of $0.55. As adjusted for merger-related items, diluted earnings per share were 0.47, up 34% on a year-over-year basis and more than double what we reported in the first quarter of the year. Moreover, our net income available to common stockholders, as adjusted was a record $345 million. On the net interest margin front, the NIM came in at 3.21%, up 61 basis points compared to the first quarter of the year, as we benefited from both higher yields on our assets and an increase in the level of non-interest-bearing deposits.

“We also reported very positive balance sheet trends. Our funding composition continues to improve as core deposits have increased over the past quarter, while our reliance on wholesale borrowings has declined. Total deposits increased $3.7 billion or 17% annualized on a linked-quarter basis to $88.5 billion, as the increase in non-interest-bearing deposits more than offset the decline in other categories including CDs and deposits related to loan portfolios we did not acquire from Signature. Non-interest-bearing deposits now represent 29% of total deposits.

“At the same time, wholesale borrowings declined 24% or $4.9 billion during the current quarter, as we used some of the cash from the Signature transaction to reduce the level of FHLB-NY borrowings. On the lending front, total loans were up modestly despite the higher interest rate environment and is reflective of our diversification efforts, as growth in the commercial portfolio offset declines in other lending verticals. Commercial loans represented 44% of total loans at quarter end.

“Our asset quality remains strong. Our overall metrics are still among the best in the industry, with NPAs at a mere 21 basis points of total assets, even though we had an uptick in non-performing loans. Additionally, we had a net recovery of $1 million during the quarter.

“Last week we shared some exciting news. The Company expanded its private banking business, which was added as part of the Signature transaction, by hiring six teams formerly with First Republic Bank. These teams are highly-regarded and considered among the best in the industry - they are part of our strategy to create a premier private banking division, dedicated to delivering best-in-class service to high-net worth individuals and their businesses. These teams blend well with our existing teams, with each having a shared

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

culture of providing a personalized customer experience through a single-point-of-contact model. We welcome them to the new Flagstar and look forward to achieving great things together.

“Finally, our results would never be possible without the contribution and dedication of all of our teammates, which now number almost 10,000 strong. I would personally like to thank them for their commitment to our customers and Company.”

DIVIDEND DECLARATION

On July 25, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on last night's closing price of $12.38, this represents an annualized dividend yield of 5.5%. The dividend is payable on August 17, 2023 to common stockholders of record as of August 7, 2023.

BALANCE SHEET SUMMARY

At June 30, 2023 total assets were $118.8 billion compared to $123.7 billion at March 31, 2023 and $90.1 billion at December 31, 2022. The linked-quarter decrease was driven by lower balances of cash and cash equivalents, which was used to pay down wholesale borrowings.

Total loans and leases held for investment were $83.3 billion at June 30, 2023 compared to $82.5 billion at March 31, 2023 and $69.0 billion at December 31, 2022. The linked-quarter growth was driven by growth in the commercial real estate ("CRE") and the C&I portfolios, while other categories were either flat or declined modestly.

The securities portfolio totaled $7.8 billion at June 30, 2023, compared to $7.6 billion at March 31, 2023 and $9.1 billion at December 31, 2022. As of June 30, 2023, all of the Company’s securities were designated as “Available-for-Sale”, unchanged from March 31, 2023.

Total deposits at June 30, 2023 were $88.5 billion compared to $84.8 billion at March 31, 2023 and $58.7 billion at December 31, 2022. The linked-quarter increase was due to a 29% increase in non-interest-bearing accounts, primarily due to an increase in custodial deposits related to the Signature transaction, partially offset by a decrease in other higher cost deposit categories.

Wholesale borrowings at June 30, 2023 totaled $15.4 billion, down $5.0 billion or 24% on both a linked-quarter and year-to-date basis. The Company has approximately $4.9 billion of wholesale borrowings at a weighted average rate of 2.41% that are either maturing or can be called during the second half of 2023.

Loans

At June 30, 2023, total C&I loans were $23.9 billion compared to $23.4 billion at March 31, 2023. The linked-quarter increase was driven by continued growth in the mortgage warehouse business. Mortgage warehouse loans rose $638 million or 12% on a linked-quarter basis, due to several competitors exiting the market and Flagstar's market-leading position in this vertical.

The multi-family loan portfolio was $37.8 billion at June 30, 2023, down slightly compared to $38.0 billion at March 31, 2023. The slight decline during the current second quarter was due to a combination of higher interest rates and lower transaction volumes.

CRE loans increased $427 million at June 30, 2023 to $13.1 billion compared to $12.7 billion at March 31, 2023.

One-to-four family residential loans totaled $5.9 billion at June 30, 2023 unchanged compared to the prior quarter. Other loans totaled $2.6 billion at June 30, 2023 also unchanged compared to the prior quarter. This portfolio is mostly consumer loans.

Loans held-for-sale at June 30, 2023 totaled $2.2 billion, up from $1.3 billion at March 31, 2023.

Total commercial loans represent 44% of total loans held for investment, and multi-family loans represent 45% of total loans held for investment, which continues to represent significant diversification as compared to our loan portfolio a year ago. Residential loans and other loans stood at 7% and 3%, respectively, of total loans held for investment.

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

Asset Quality

Non-Performing Assets

Total NPLs rose $72 million or 45% to $233 million at June 30, 2023 compared to March 31, 2023. Repossessed assets of $13 million were unchanged compared to the prior quarter. Total NPAs rose 41% to $246 million at June 30, 2023 compared to the first quarter of 2023.
Our asset quality trends remain among the best in the industry, despite the slightly higher NPLs. At June 30, 2023, NPAs to total assets equaled 21 basis points compared to 14 basis points at March 31, 2023, while NPLs to total loans equaled 28 basis points compared to 20 basis points at March 31, 2023.

Allowance for Credit Losses

At June 30, 2023, the allowance for credit losses was $594 million compared to $550 million at March 31, 2023, up $44 million. The allowance for credit losses to total loans held for investment increased to 71 basis points at June 30, 2023 compared to 67 basis points at March 31, 2023.

Deposits

Deposits at June 30, 2023 totaled $88.5 billion up $3.7 billion compared to $84.8 billion at March 31, 2023. This growth was fueled in large part by a $6.8 billion or 29% linked-quarter increase in non-interest-bearing deposits to $29.8 billion, driven primarily by an increase to $5.9 billion of custodial deposits related to the Signature transaction. Legacy Signature added $285 million of private banking-related non-interest-bearing deposits. At June 30, 2023, non-interest-bearing deposits represented 29% of total deposits, up from 27% last quarter.

The growth in non-interest-bearing deposits was offset by declines in other categories, including a $1.2 billion or 6% drop in CDs. Almost all of this decrease was attributable to brokered CDs at legacy Signature, which accounted for $1.1 billion of the drop.

CAPITAL POSITION

The Company’s regulatory capital ratios improved during the second quarter and continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	June 30, 2023	March 31, 2023	December 31, 2022
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.58%	9.28%	9.06%
Tier 1 risk-based capital ratio	10.16%	9.86%	9.78%
Total risk-based capital ratio	11.94%	11.57%	11.66%
Leverage capital ratio	7.37%	9.18%	9.70%

Flagstar Bank, N.A.
Common equity tier 1 ratio	11.11%	10.82%	10.96%
Tier 1 risk-based capital ratio	11.11%	10.82%	10.96%
Total risk-based capital ratio	11.74%	11.38%	11.43%
Leverage capital ratio	8.05%	10.08%	10.87%

(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

EARNINGS SUMMARY FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

Net Interest Income

For the three months ended June 30, 2023, net interest income totaled $900 million, up $345 million or 62% compared to the three months ended March 31, 2023. Second-quarter 2023 results include a full-quarter’s contribution from both the Flagstar acquisition and the Signature transaction. Compared to the first quarter of 2023, the increase in net interest income was driven by higher average earnings assets and interest-bearing liabilities, due to a full-quarter's contribution from Signature versus only 12 days last quarter.

For the six months ended June 30, 2023, net interest income increased $764 million or 111% to $1.5 billion. The year-over-year increase was primarily the result of the Flagstar Bank acquisition, which closed late last year and the Signature transaction, which closed in late March of this year.
Net Interest Margin

For the three months ended June 30, 2023, the NIM was 3.21% up 61 basis points compared to the three months ended March 31, 2023. The increase was driven by higher levels of average interest-earnings assets, specifically loans held for investment and average cash and cash equivalent balances. Both of these items are attributable to the Signature transaction. In addition, we continued to benefit from the higher interest rate environment, which positively impacted the yields on our assets. Accordingly, average interest-earnings assets totaled $112.3 billion during the second quarter, up $25.6 billion or 30% compared to the first quarter, while the average yield improved 54 basis points to 5.34%.

Average loan balances increased $13 billion or 18% to $83.8 billion compared to the previous quarter, while the loan yield increased 63 basis points on a quarter-over-quarter basis to 5.55%. Average cash balances increased to $18.3 billion during the second quarter compared to $4.3 billion during the first quarter, while the average yield rose slightly to 5.03% from 4.96%.

Average interest-bearing liabilities increased $7.2 billion or 10% to $77.4 billion on a quarter-over-quarter basis with the average cost increasing 33 basis points to 3.10% compared to 2.77%. Average interest-bearing deposits rose $11.3 billion or 24% to $59.2 billion, while the average cost rose 58 basis points to 2.98%. Average borrowed funds declined $4.1 billion or 18% to $18.2 billion, while the average cost of borrowed funds declined nine basis points to 3.47%. Average non-interest-bearing deposit balances rose $11.4 billion or 87% to $24.6 billion compared to the previous quarter.

For the six months ended June 30, 2023, the NIM was 2.94%, up 46 basis points compared to the six months ended June 30, 2022. The year-over-year increase was primarily the result of a larger balance sheet owing to both the Flagstar Bank acquisition and the Signature transaction, and to organic loan growth, along with the impact of higher interest rates on our now asset sensitive balance sheet. Average interest-earning assets increased $43.9 billion on a year-over-year basis, up 79% to $99.7 billion for the six months ended June 30, 2023, while the average yield rose 186 basis points to 5.10%.

Average loan balances rose $31 billion or 67% to $77.5 billion while the average loan yield rose 173 basis points to 5.25% on a year-over-year basis. Average cash balances more than tripled to $11.3 billion, while the average yield rose to 5.02% from 0.64%. Average securities increased $3.7 billion or 56% to $10.3 billion, while the average yield improved to 4.01% from 2.26%.

Average interest-bearing liabilities increased $25.1 billion or 52% to $73.9 billion while the average cost increased to 2.94% from 0.87%. Average interest-bearing deposits rose $20.7 billion or 63% while the average cost of deposits increased to 2.72% compared to 0.45%. Average borrowed funds increased $4.5 billion to $20.3 billion while the average cost rose to 3.52% from 1.76%. Average non-interest-bearing deposits rose $14.5 billion to $18.9 billion.

Provision for Credit Losses

For the three months ended June 30, 2023, the provision for credit losses totaled $49 million compared to a $170 million provision for the three months ended March 31, 2023. The first quarter provision for credit losses included a $132 million initial provision for credit losses for the acquired portion of the Signature loan portfolio.

For the six months ended June 30, 2023, the provision for credit losses totaled $219 million compared to $7 million for the six months ended June 30, 2022. The year-to-date amount includes the above mentioned $132 million initial provision for credit losses for the acquired portion of the Signature loan portfolio.

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

Pre-Provision Net Revenue

The tables below detail the Company’s PPNR and related measures, which are non-GAAP measures, for the periods noted.

For the three months ended June 30, 2023, PPNR totaled $541 million compared to $2.2 billion for the three months ended March 31, 2023. Excluding the impact of the bargain purchase gain and merger-related and restructuring expenses, PPNR for the three months ended June 30, 2023 was $509 million, up $246 million or 94% compared to $263 million for the three months ended March 31, 2023.

				June 30, 2023
	For the Three Months Ended			compared to
	June 30, 2023	March 31, 2023	June 30, 2022	March 31, 2023	June 30, 2022
(dollars in millions)
Net interest income	$900	$555	$359	62%	151%
Non-interest income	302	2,098	18	-86%	1578%
Total revenues	1,202	2,653	377	-55%	219%
Total non-interest expense	661	476	138	39%	379%
Pre - provision net revenue (PPNR)	541	2,177	239	-75%	126%
Provision for credit losses	49	170	9	-71%	444%
Income before taxes	492	2,007	230	-75%	114%
Income tax expense	79	1	59	7800%	34%
Net Income	413	2,006	171	-79%	142%
Preferred stock dividends	8	8	8	—%	—%
Net income available to common stockholders	$405	$1,998	$163	-80%	148%

For the six months ended June 30, 2023, PPNR was $2.7 billion compared to $444 million for the six months ended June 30, 2022. Excluding the impact of merger-related and restructuring expenses, PPNR for the six months ended June 30, 2023 totaled $772 million, up $317 million or 70% compared to the six months ended June 30, 2022.

	For the Six Months Ended
	June 30, 2023	June 30, 2022	% Change
(dollars in millions)
Net interest income	$1,455	$691	111%
Non-interest income	2,400	32	7400%
Total revenues	3,855	723	433%
Total non-interest expense	1,137	279	308%
Pre - provision net revenue (PPNR)	2,718	444	512%
Provision for credit losses	219	7	3029%
Income before taxes	2,499	437	472%
Income tax expense	80	111	-28%
Net Income	2,419	326	642%
Preferred stock dividends	16	16	—%
Net income available to common stockholders	$2,403	$310	675%

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

Non-Interest Income

For the three months ended June 30, 2023, non-interest income totaled $302 million, which includes a bargain purchase gain of $141 million related to the Signature transaction. Excluding this item, second quarter 2023 non-interest income totaled $161 million compared to $97 million for first quarter 2023. Second-quarter 2023 non-interest income includes a full-quarter's contribution from Signature compared to only 12 days contribution in first quarter 2023.

Second quarter 2023 non-interest income includes a gain on loan sales of $25 million compared to $20 million during the first quarter of last year, with a mortgage gain on sale margin of 56 basis points compared to 76 basis points last quarter. The net return on mortgage servicing rights was $25 million or 9.7% for the second quarter compared to $22 million or 8.5% for the first quarter of this year. The MSR asset totaled $1 billion at June 30, 2023 and March 31, 2023. Net loan administration income totaled $39 million for the three months ended June 30, 2023 compared to $7 million for the three months ended March 31, 2023, driven by subservicing income related to the Signature transaction.

For the six months ended June 30, 2023, non-interest income totaled $2.4 billion compared to $32 million for the six months ended June 30, 2022. The 2023 year-to-date amount includes a bargain purchase gain of $2.1 billion related to the Signature transaction. Excluding this item, non-interest income for the six months ended June 30, 2023 totaled $258 million compared to $32 million for the six months ended June 30, 2022.

For the six months ended June 30, 2023, net gains on loan sales totaled $45 million compared to no such income during the first six months of 2022. The mortgage gain on sale margin was 66 basis points for the six months ended June 30, 2023. The net return on mortgage servicing rights was $47 million or 9.1%, for the six months ended June 30, 2023 compared to no such income for the six months ended June 30, 2022. Net loan administration income totaled $46 million for the six months ended June 30, 2023, compared to no such income for the six months ended June 30, 2022, driven by subservicing income related to the Signature transaction.

Non-Interest Expense

For the three months ended June 30, 2023, non-interest expenses totaled $661 million, up $185 million or 39% on a linked-quarter basis. Second-quarter 2023 includes a full quarter of Signature expenses compared to only 12 days during first-quarter 2023. Excluding merger-related and restructuring expenses and intangible amortization expense, total operating expenses for the three months ended June 30, 2023 were $515 million, up $123 million compared to $392 million for the three months ended March 31, 2023.

For the six months ended June 30, 2023, non-interest expenses were $1.1 billion, up $858 million or 308% compared to the six months ended June 30, 2022. Excluding merger-related and restructuring expenses and intangible asset amortization, non-interest expenses for the six months ended June 30, 2023 totaled $907 million compared to $268 million, up $639 million or 238%.

Income Taxes

For the three months ended June 30, 2023, the Company reported a provision for income taxes of $79 million compared $1 million for the three months ended March 31, 2023. Income tax expense for both the current quarter and the first quarter of 2023 was impacted by the bargain purchase gain arising from the Signature transaction. The effective tax rate was 16.17% for the second quarter.

For the six months ended June 30, 2023, the provision for income taxes totaled $80 million, down $31 million or 28% compared to the six months ended June 30, 2022. The effective tax rate for the six months ended June 30, 2023 was 3.21% compared to 25.39% for the six months ended June 30, 2022.

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York with regional headquarters in Troy, Michigan. At June 30, 2023, the Company had $118.8 billion of assets, $84.9 billion of loans, deposits of $88.5 billion, and total stockholders’ equity of $11.1 billion.

Flagstar Bank, N.A. operates 436 branches, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators. In addition, the Bank has 127 private banking teams located in over 10 cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the second-largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 8th largest bank originator of residential mortgages for the 12-months ending June 30, 2023, while we are the industry’s 5th largest sub-servicer of mortgage loans nationwide, servicing 1.6 million accounts with $426 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.

Post-Earnings Release Conference Call

The Company will host a conference call on Thursday, July 27, 2023, at 8:30 a.m. (Eastern Time) to discuss its second quarter 2023 performance. The conference call may be accessed by dialing (888) 259-6580 (for domestic calls) or (416) 764-8624 (for international calls) and providing the following conference ID: 91268658. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on July 31, 2023 and may be accessed by calling (877) 674-7070 (domestic) or (416) 764-8692 (international), providing the following conference ID: 91268658 and access code: 268658#. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 24, 2023.

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, and our recent acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the success of our blockchain and fintech activities, investments and strategic partnerships; the restructuring of our mortgage business; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, and our recent acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. Additionally, there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company’s merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

				June 30, 2023
				compared to
(dollars in millions)	June 30, 2023	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$15,806	$22,250	$2,032	-29%	678%
Securities:
Available-for-sale	7,782	7,599	9,060	2%	-14%
Equity investments with readily determinable fair values, at fair value	14	14	14	—%	—%
Total securities	7,796	7,613	9,074	2%	-14%
Loans held for sale	2,194	1,305	1,115	68%	97%
Loans and leases held for investment:
Multi-family	37,831	38,004	38,130	—%	-1%
Commercial real estate and acquisition, development, and construction	13,094	12,667	10,522	3%	24%
One-to-four family first mortgage	5,889	5,934	5,821	-1%	1%
Commercial and industrial	23,861	23,357	12,276	2%	94%
Other loans	2,603	2,585	2,252	1%	16%
Total loans and leases held for investment	83,278	82,547	69,001	1%	21%
Less: Allowance for credit losses on loans and leases	(594)	(550)	(393)	8%	51%
Total loans and leases held for investment, net	82,684	81,997	68,608	1%	21%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,136	1,356	1,267	-16%	-10%
Premises and equipment, net	660	628	491	5%	34%
Core deposit and other intangibles	697	734	287	-5%	143%
Goodwill	2,426	2,426	2,426	—%	—%
Mortgage servicing rights	1,031	1,034	1,033	—%	—%
Bank-owned life insurance	1,567	1,564	1,561	—%	—%
Other assets	2,799	2,799	2,250	—%	24%
Total assets	$118,796	$123,706	$90,144	-4%	32%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$30,795	$32,146	$22,511	-4%	37%
Savings accounts	9,762	10,302	11,645	-5%	-16%
Certificates of deposit	18,188	19,355	12,510	-6%	45%
Non-interest-bearing accounts	29,752	22,997	12,055	29%	147%
Total deposits	88,497	84,800	58,721	4%	51%
Borrowed funds:
Wholesale borrowings	15,400	20,350	20,325	-24%	-24%
Junior subordinated debentures	577	576	575	—%	—%
Subordinated notes	435	434	432	—%	1%
Total borrowed funds	16,412	21,360	21,332	-23%	-23%
Other liabilities	2,827	6,764	1,267	-58%	123%
Total liabilities	107,736	112,924	81,320	-5%	32%
Stockholders' equity:
Preferred stock	503	503	503	—%	—%
Common stock	7	7	7	—%	—%
Paid-in capital in excess of par	8,204	8,197	8,130	—%	1%
Retained earnings	3,205	2,923	1,041	10%	208%
Treasury stock, at cost	(217)	(219)	(237)	-1%	-8%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(668)	(566)	(626)	18%	7%
Pension and post-retirement obligations, net of tax	(43)	(44)	(46)	-2%	-7%
Net unrealized gain (loss) on cash flow hedges, net of tax	69	(19)	52	NM	33%
Total accumulated other comprehensive loss, net of tax	(642)	(629)	(620)	2%	4%
Total stockholders' equity	11,060	10,782	8,824	3%	25%
Total liabilities and stockholders' equity	$118,796	$123,706	$90,144	-4%	32%

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

				June 30, 2023
	For the Three Months Ended			compared to
	June 30, 2023	March 31, 2023	June 30, 2022	March 31, 2023	June 30, 2022
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$1,161	$867	$424	34%	174%
Securities and money market investments	337	167	49	102%	588%
Total interest income	1,498	1,034	473	45%	217%

Interest Expense:
Interest-bearing checking and money market accounts	232	157	24	48%	867%
Savings accounts	40	39	10	3%	300%
Certificates of deposit	169	87	12	94%	1308%
Borrowed funds	157	196	68	-20%	131%
Total interest expense	598	479	114	25%	425%
Net interest income	900	555	359	62%	151%
Provision for credit losses	49	170	9	-71%	444%
Net interest income after provision for credit losses	851	385	350	121%	143%

Non-Interest Income:
Fee income	48	27	6	78%	700%
Bank-owned life insurance	11	10	7	10%	57%
Net losses on securities	(1)	—	—	NM	NM
Net return on mortgage servicing rights	25	22	—	14%	NM
Net gain on loan sales and securitizations	25	20	—	25%	NM
Net loan administration income	39	7	—	457%	NM
Bargain purchase gain	141	2,001	—	NM	NM
Other income	14	11	5	27%	180%
Total non-interest income	302	2,098	18	-86%	1578%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	289	219	79	32%	266%
Other	226	173	55	31%	311%
Total operating expenses	515	392	134	31%	284%
Intangible asset amortization	37	17	—	118%	NM
Merger-related and restructuring expenses	109	67	4	63%	2625%
Total non-interest expense	661	476	138	39%	379%
Income before income taxes	492	2,007	230	-75%	114%
Income tax expense	79	1	59	NM	34%
Net Income	413	2,006	171	-79%	142%
Preferred stock dividends	8	8	8	—%	—%
Net income available to common stockholders	$405	$1,998	$163	-80%	148%

Basic earnings per common share	$0.55	$2.88	$0.34	-81%	62%
Diluted earnings per common share	$0.55	$2.87	$0.34	-81%	62%
Dividends per common share	$0.17	$0.17	$0.17	—%	—%

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Six Months Ended		Change
	June 30, 2023	June 30, 2022	Amount	Percent
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$2,028	$817	1,211	148%
Securities and money market investments	504	85	419	493%
Total interest income	2,532	902	1,630	181%

Interest Expense:
Interest-bearing checking and money market accounts	389	32	357	1116%
Savings accounts	79	18	61	339%
Certificates of deposit	256	23	233	1013%
Borrowed funds	353	138	215	156%
Total interest expense	1,077	211	866	410%
Net interest income	1,455	691	764	111%
Provision for credit losses	219	7	212	3029%
Net interest income after provision for credit losses	1,236	684	552	81%

Non-Interest Income:
Fee income	75	12	63	525%
Bank-owned life insurance	21	14	7	50%
Net losses on securities	(1)	(1)	—	—%
Net return on mortgage servicing rights	47	—	47	NM
Net gain on loan sales and securitizations	45	—	45	NM
Net loan administration income	46	—	46	NM
Bargain purchase gain	2,142	—	2,142	NM
Other income	25	7	18	257%
Total non-interest income	2,400	32	2,368	7400%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	508	159	349	219%
Other	399	109	290	266%
Total operating expenses	907	268	639	238%
Intangible asset amortization	54	—	54	NM
Merger-related and restructuring expenses	176	11	165	1500%
Total non-interest expense	1,137	279	858	308%
Income before income taxes	2,499	437	2,062	472%
Income tax expense	80	111	(31)	-28%
Net Income	2,419	326	2,093	642%
Preferred stock dividends	16	16	—	—%
Net income available to common stockholders	$2,403	$310	2,093	675%

Basic earnings per common share	$3.37	$0.66	$2.71	414%
Diluted earnings per common share	$3.37	$0.66	$2.71	414%
Dividends per common share	$0.34	$0.34	$—	—%

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in millions)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:
1.     Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2.     Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3.     Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.
Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended,			Six Months Ended,
(dollars in millions)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Total Stockholders’ Equity	$11,060	$10,782	$6,824	$11,060	$6,824
Less: Goodwill and other intangible assets	(3,123)	(3,160)	(2,426)	(3,123)	(2,426)
Less: Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,434	$7,119	$3,895	$7,434	$3,895

Total Assets	$118,796	$123,706	$63,093	$118,796	$63,093
Less: Goodwill and other intangible assets	(3,123)	(3,160)	(2,426)	(3,123)	(2,426)
Tangible Assets	$115,673	$120,546	$60,667	$115,673	$60,667

Average common stockholders’ equity	$10,387	$8,670	$6,398	$9,535	$6,470
Less: Average goodwill and other intangible assets	(3,149)	(2,698)	(2,426)	(2,961)	(2,426)
Average tangible common stockholders’ equity	$7,238	$5,972	$3,972	$6,574	$4,044

Average Assets	$121,273	$94,530	$61,988	$107,971	$60,946
Less: Average goodwill and other intangible assets	(3,149)	(2,698)	(2,426)	(2,961)	(2,426)
Average tangible assets	$118,124	$91,832	$59,562	$105,010	$58,520

GAAP MEASURES:
Return on average assets (1)	1.36%	8.49%	1.10%	4.48%	1.07%
Return on average common stockholders' equity (2)	15.58	92.18	10.18	50.40	9.58
Book value per common share	$14.61	$14.23	$13.56	$14.61	$13.56
Common stockholders’ equity to total assets	8.89%	8.31%	10.02%	8.89%	10.02%
NON-GAAP MEASURES:
Return on average tangible assets (1)	1.19%	0.73%	1.17%	0.99%	1.14%
Return on average tangible common stockholders’ equity (2)	19.05	10.63	16.73	15.31	15.73
Tangible book value per common share	$10.29	$9.86	$8.35	$10.29	$8.35
Tangible common stockholders’ equity to tangible assets	6.43%	5.91%	6.42%	6.43%	6.42%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.
(2)To calculate return on average common stockholders’ equity for a period, we divide net income available to common stockholders, or non-GAAP net income available to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses and the bargain purchase gains related to our merger with Flagstar and the Signature transaction, and initial provision for credit losses are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended			For the Six Months Ended
(dollars in millions, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income - GAAP	$413	$2,006	$171	$2,419	$326
Merger-related and restructuring expenses, net of tax (1)	81	50	3	130	8
Bargain purchase gain	(141)	(2,001)	—	(2,142)	—
Initial provision for credit losses, net of tax	—	97	—	97	—
Provision for bond related credit losses, net of tax	—	15	—	15	—
Net income, as adjusted - non-GAAP	$353	$167	$174	$519	$334
Preferred stock dividends	8	8	8	16	16
Net income available to common stockholders, as adjusted - non-GAAP	$345	$159	$166	$503	$318

Diluted earnings per common share - GAAP	$0.55	$2.87	$0.34	$3.37	$0.66
Diluted earnings per common share, as adjusted - non-GAAP	$0.47	$0.23	$0.35	$0.71	$0.67
(1)Certain merger-related items are not taxable or deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding bargain purchase gains and merger-related and restructuring expenses are non-GAAP financial measures. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding bargain purchase gains and merger-related and restructuring expenses to the comparable GAAP financial measures of net income for the stated periods:

				June 30, 2023
	For the Three Months Ended			compared to:
	June 30, 2023	March 31, 2023	June 30, 2022	March 31, 2023	June 30, 2022
(dollars in millions)
Net interest income	$900	$555	$359	62%	151%
Non-interest income	302	2,098	18	-86%	NM
Total revenues	$1,202	$2,653	$377	-55%	219%
Total non-interest expense	661	476	138	39%	379%
Pre - provision net revenue (non-GAAP)	$541	$2,177	$239	-75%	126%
Bargain purchase gain	(141)	(2,001)	—	-93%	NM
Provision for bond related credit losses	—	20	$—	NM	NM
Merger-related and restructuring expenses	109	67	4	63%	2625%
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$509	$263	$243	94%	109%
Provision for credit losses	49	170	9	-71%	NM
Bargain purchase gain	141	2,001	—	-93%	NM
Provision for bond related credit losses	—	(20)	—	NM	NM
Merger-related and restructuring expenses	(109)	(67)	(4)	63%	2625%
Income before taxes	$492	$2,007	$230	-75%	114%
Income tax expense	79	1	59	7800%	34%
Net Income (GAAP)	$413	$2,006	$171	-79%	142%

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

	For the Six Months Ended
	June 30, 2023	June 30, 2022	Change %
(dollars in millions)
Net interest income	$1,455	$691	111%
Non-interest income	2,400	32	7400%
Total revenues	$3,855	$723	433%
Total non-interest expense	1,137	279	308%
Pre - provision net revenue (non-GAAP)	$2,718	$444	512%
Bargain purchase gain	(2,142)	—	NM
Provision for bond related credit losses	20	—	NM
Merger-related and restructuring expenses	176	11	1500%
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$772	$455	70%
Provision for credit losses	219	7	3029%
Bargain purchase gain	2,142	—	NM
Provision for bond related credit losses	(20)	—	NM
Merger-related and restructuring expenses	(176)	(11)	1500%
Income before taxes	$2,499	$437	472%
Income tax expense	80	111	-28%
Net Income (GAAP)	$2,419	$326	642%

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Three Months Ended
	June 30, 2023				March 31, 2023				June 30, 2022
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$83,810	$1,161	5.55%		$70,774	$867	4.92%		$47,144	$424	3.61%
Securities	9,781	102	4.18		10,850	104	3.86		6,676	40	2.40
Reverse repurchase agreements	429	6	5.85		785	11	5.53		348	2	1.93
Interest-earning cash and cash equivalents	18,279	229	5.03		4,257	52	4.96		2,861	7	0.93
Total interest-earning assets	112,299	$1,498	5.34		86,666	$1,034	4.80		57,029	$473	3.32
Non-interest-earning assets	8,974				7,864				4,959
Total assets	$121,273				$94,530				$61,988
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$30,647	$232	3.05%		$23,098	$157	2.76%		$17,456	$24	0.55%
Savings accounts	10,015	40	1.61		11,093	39	1.44		9,228	10	0.41
Certificates of deposit	18,587	169	3.61		13,712	87	2.57		8,102	12	0.62
Total interest-bearing deposits	59,249	441	2.98		47,903	283	2.40		34,786	46	0.53
Borrowed funds	18,200	157	3.47		22,326	196	3.56		15,009	68	1.81
Total interest-bearing liabilities	77,449	$598	3.10		70,229	$479	2.77		49,795	$114	0.92
Non-interest-bearing deposits	24,613				13,189				4,568
Other liabilities	8,320				1,939				724
Total liabilities	110,383				85,357				55,087
Stockholders’ equity	10,890				9,173				6,901
Total liabilities and stockholders’ equity	$121,273				$94,530				$61,988
Net interest income/interest rate spread		$900	2.24%			$555	2.03%			$359	2.40%
Net interest margin			3.21%				2.60%				2.52%
Ratio of interest-earning assets to interest-bearing liabilities			1.45	x			1.23	x			1.15	x

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Six Months Ended
	June 30, 2023				June 30, 2022
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$77,481	$2,028	5.25%		$46,479	$817	3.52%
Securities	10,313	206	4.01		6,607	75	2.26
Reverse repurchase agreements	606	17	5.64		320	2	1.56
Interest-earning cash and cash equivalents	11,300	281	5.02		2,395	8	0.64
Total interest-earning assets	99,700	$2,532	5.10		55,801	$902	3.24
Non-interest-earning assets	8,271				5,145
Total assets	$107,971				$60,946
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$26,894	$389	2.91%		$15,629	$32	0.42%
Savings accounts	10,551	79	1.52		9,218	18	0.38
Certificates of deposit	16,159	256	3.19		8,086	23	0.58
Total interest-bearing deposits	53,604	724	2.72		32,933	73	0.45
Borrowed funds	20,251	353	3.52		15,782	138	1.76
Total interest-bearing liabilities	73,855	$1,077	2.94		48,715	$211	0.87
Non-interest-bearing deposits	18,933				4,483
Other liabilities	5,145				775
Total liabilities	97,933				53,973
Stockholders’ equity	10,038				6,973
Total liabilities and stockholders’ equity	$107,971				$60,946
Net interest income/interest rate spread		$1,455	2.16%			$691	2.37%
Net interest margin			2.94%				2.48%
Ratio of interest-earning assets to interest-bearing liabilities			1.35	x			1.15	x

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in millions)

	For the Three Months Ended			For the Six Months Ended
(dollars in millions, except share and per share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
PROFITABILITY MEASURES:
Net income	$413	$2,006	$171	$2,419	$326
Net income available to common stockholders	405	1,998	163	2,403	310
Basic earnings per common share	0.55	2.88	0.34	3.37	0.66
Diluted earnings per common share	0.55	2.87	0.34	3.37	0.66
Return on average assets	1.36%	8.49%	1.10%	4.48%	1.07%
Return on average tangible assets (1)	1.19	0.73	1.17	0.99	1.14
Return on average common stockholders’ equity	15.58	92.18	10.18	50.40	9.58
Return on average tangible common stockholders' equity (1)	19.05	10.63	16.73	15.31	15.73
Efficiency ratio (2)	48.46	60.21	35.57	52.93	37.04
Operating expenses to average assets	1.70	1.66	0.86	1.68	0.44
Interest rate spread	2.24	2.03	2.40	2.16	2.37
Net interest margin	3.21	2.60	2.52	2.94	2.48
Effective tax rate	16.17	0.03	25.60	3.21	25.39
Shares used for basic common EPS computation	722,264,568	686,911,555	465,811,096	704,685,721	465,476,526
Shares used for diluted common EPS computation	723,726,994	688,271,611	466,800,072	706,097,245	466,375,775
Common shares outstanding at the respective period-ends	722,475,755	722,150,297	466,243,078	722,475,755	466,243,078

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.
(2)We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

	June 30, 2023	March 31, 2023	June 30, 2022
CAPITAL MEASURES:
Book value per common share	$14.61	$14.23	$13.56
Tangible book value per common share (1)	10.29	9.86	8.35
Common stockholders’ equity to total assets	8.89%	8.31%	10.02%
Tangible common stockholders’ equity to tangible assets (1)	6.43	5.91	6.42

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				June 30, 2023
				compared to
(dollars in millions)	June 30, 2023	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022
Non-Performing Loans:
Non-accrual mortgage loans:
Multi-family	$33	$13	$13	154%	154%
Commercial real estate	36	21	20	71%	80%
One-to-four family first mortgage	85	84	92	1%	-8%
Acquisition, development, and construction	—	—	—	NM	NM
Total non-accrual mortgage loans	154	118	125	31%	23%
Other non-accrual loans	79	30	16	163%	394%
Total non-accrual loans	233	148	141	57%	65%
Loans 90 days or more past due and still accruing	—	13	—	NM	NM
Total non-performing loans	233	161	141	45%	65%
Repossessed assets	13	13	12	—%	8%
Total non-performing assets	$246	$174	$153	41%	61%

The following table presents the Company's asset quality measures at the respective dates:

	June 30, 2023	March 31, 2023	December 31, 2022
Non-performing loans to total loans	0.28%	0.20%	0.20%
Non-performing assets to total assets	0.21	0.14	0.17
Allowance for credit losses on loans to non-performing loans	255.40	340.75	278.87
Allowance for credit losses on loans to total loans held for investment	0.71	0.67	0.57

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				June 30, 2023
				compared to
(dollars in millions)	June 30, 2023	March 31, 2023	December 31, 2022	March 31, 2023	December 31, 2022
Loans 30 to 89 Days Past Due:
Multi-family	$79	$72	$34	10%	132%
Commercial real estate	147	15	2	880%	7250%
One-to-four family first mortgage	17	20	21	-15%	-19%
Acquisition, development, and construction	29	—	—	NM	NM
Commercial and industrial	45	57	—	-21%	NM
Other loans	18	11	13	64%	38%
Total loans 30 to 89 days past due	$335	$175	$70	91%	379%

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
(dollars in millions)
Charge-offs:
Multi-family	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	4
One-to-four family residential	1	2	—	3	—
Acquisition, development and construction	—	—	—	—	—
Other	2	3	—	5	—
Total charge-offs	$3	$5	$—	$8	$4

Recoveries:
Multi-family	$—	$—	$—	$—	$—
Commercial real estate	—	—	(4)	—	(4)
One-to-four family residential	—	—	—	—	—
Acquisition, development and construction	—	—	—	—	—
Other	(4)	(5)	(3)	(9)	(5)
Total recoveries	$(4)	$(5)	$(7)	$(9)	$(9)

Net charge-offs (recoveries)	$(1)	$—	$(7)	$(1)	$(5)

Net charge-offs (recoveries) to average loans (1)	—%	—%	(0.01)%	—%	(0.01)%

(1)Three months ended presented on a non-annualized basis.

New York Community Bancorp, Inc. Reports Second Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

LOANS SERVICED AND SUBSERVICED

	June 30, 2023		March 31, 2023
(dollars in millions)	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$342,831	1,273,769	$281,651	1,094,869
Serviced for others (3)	73,644	291,509	72,689	287,652
Serviced for own loan portfolio (4)	9,494	71,934	8,904	69,527
Total loans serviced	$425,969	1,637,212	$363,244	1,452,048

(1)UPB, net of write downs, does not include premiums or discounts.
(2)Loans subserviced for a fee for non-Company owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)Loans for which the Company owns the MSR.
(4)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.